Exhibit 23.1

SADLER, GIBB & ASSOCIATES, L.L.C.
Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Tiger Oil and Energy, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated April 13, 2010, with respect to the financial statements of Tiger Oil and Energy, Inc., in its registration statement on Form S-1 relating to the registration of 28,539,699 shares of common stock.  We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, UT
December 15, 2010